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                                                                 EXHIBIT (12)(a)

                                   ONEOK, Inc.
                    Computation of Earnings to Fixed Charges

                                                       Three Months Ended
                                                            March 31,
(Unaudited)                                          2002             2001
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                                                     (Thousands of Dollars)
Fixed Charges, as defined
  Interest on long-term debt                       $  23,732        $  24,821
  Other interest                                       1,480           12,547
  Amortization of debt discount and expense              970              167
  Interest on lease agreements                         1,751            1,408
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    Total Fixed Charges                               27,933           38,943
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Earnings before income taxes and
  income from equity investees                       117,061          103,403
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Earnings available for fixed charges               $ 144,994        $ 142,346
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Ratio of earnings to fixed charges                      5.19 x           3.66 X
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For purposes of computing the ratio of earnings to fixed charges, "earnings"
consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.